Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055
NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results

For Its Third Quarter Ended September 30, 2017

MECHANICSBURG, PENNSYLVANIA — November 2, 2017 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its third quarter ended September 30, 2017.

For the third quarter ended September 30, 2017, net operating revenues increased 4.1% to $1,097.2 million, compared to $1,053.8 million for the same quarter, prior year. Income from operations increased 28.4% to $72.1 million for the third quarter ended September 30, 2017, compared to $56.2 million for the same quarter, prior year. Net income increased to $24.8 million for the third quarter ended September 30, 2017, compared to $4.0 million for the same quarter, prior year. Net income for the third quarter ended September 30, 2016 included a pre-tax loss on early retirement of debt of $10.9 million and a pre-tax non-operating loss of $1.0 million. Adjusted EBITDA increased 18.1% to $115.8 million for the third quarter ended September 30, 2017, compared to $98.1 million for the same quarter, prior year. Income per common share increased to $0.14 on a fully diluted basis for the third quarter ended September 30, 2017, compared to $0.05 for the same quarter, prior year. Excluding the loss on early retirement of debt, non-operating loss, and their related tax effects, adjusted income per common share was $0.06 per diluted share for the third quarter ended September 30, 2016. The definition of Adjusted EBITDA and a reconciliation of net income to Adjusted EBITDA are presented in table VIII of this release. A reconciliation of income per common share to adjusted income per common share is presented in table IX of this release.

For the nine months ended September 30, 2017, net operating revenues increased 2.8% to $3,329.2 million, compared to $3,239.8 million for the same period, prior year. Income from operations increased 14.5% to $279.5 million for the nine months ended September 30, 2017, compared to $244.1 million for the same period, prior year. Net income was $99.6 million for the nine months ended September 30, 2017, which includes a pre-tax loss on early retirement of debt of $19.7 million. Net income was $104.8 million for the nine months ended September 30, 2016, which included pre-tax non-operating gains of $37.1 million and pre-tax losses on early retirement of debt of $11.6 million. Adjusted EBITDA increased 12.3% to $413.4 million for the nine months ended September 30, 2017, compared to $368.1 million for the same period, prior year. Income per common share was $0.57 on a fully diluted basis for the nine months ended September 30, 2017, compared to $0.72 for the same period, prior year. Excluding the loss on early retirement of debt and its related tax effects, adjusted income per common share was $0.66 per diluted share for the nine months ended September 30, 2017. Excluding the non-operating gains, losses on early retirement of debt, and their related tax effects, adjusted income per common share was $0.49 per diluted share for the nine months ended September 30, 2016. A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release. A reconciliation of income per common share to adjusted income per common share is presented in table IX of this release.

Specialty Hospitals Segment

For the third quarter ended September 30, 2017, net operating revenues for the specialty hospitals segment increased 7.5% to $585.3 million, compared to $544.5 million for the same quarter, prior year. Adjusted EBITDA for the specialty hospitals segment increased 43.9% to $69.5 million for the third quarter ended September 30, 2017, compared to $48.3 million for the same quarter, prior year. The Adjusted EBITDA margin for the specialty hospitals segment was 11.9% for the third quarter ended September 30, 2017, compared to 8.9% for the same quarter, prior year. The Adjusted EBITDA results for the specialty hospitals segment include start-up losses of approximately $1.5 million for the third quarter ended September 30, 2017, compared to $9.0 million for the same quarter, prior year. Certain specialty hospitals key statistics for both the third quarters ended September 30, 2017 and 2016 are presented in table VI of this release.

For the nine months ended September 30, 2017, net operating revenues for the specialty hospitals segment increased 3.2% to $1,785.0 million, compared to $1,729.3 million for the same period, prior year. Adjusted EBITDA for the specialty hospitals segment increased 17.7% to $256.3 million for the nine months ended September 30, 2017, compared to $217.8 million for the same period, prior year. The Adjusted EBITDA margin for the specialty hospitals segment was 14.4% for the nine months ended September 30, 2017, compared to 12.6% for the same period, prior year. The Adjusted EBITDA results for the specialty hospitals segment include start-up losses of approximately $4.7 million for the nine months ended September 30, 2017, compared to $19.4 million for the same period, prior year. Certain specialty hospitals key statistics for both the nine months ended September 30, 2017 and 2016 are presented in table VII of this release.

Outpatient Rehabilitation Segment

For the third quarter ended September 30, 2017, net operating revenues for the outpatient rehabilitation segment were $250.5 million, compared to $250.7 million for the same quarter, prior year. For the third quarter ended September 30, 2017, the outpatient rehabilitation segment experienced a decline in visits within areas affected by Hurricanes Harvey and Irma, which caused an estimated $2.9 million decrease in net operating revenues. Adjusted EBITDA for the outpatient rehabilitation segment was $29.3 million for the third quarter ended September 30, 2017, compared to $32.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 11.7% for the third quarter ended September 30, 2017, compared to 12.8% for the same quarter, prior year. Certain outpatient rehabilitation key statistics for both the third quarters ended September 30, 2017 and 2016 are presented in table VI of this release.

For the nine months ended September 30, 2017, net operating revenues for the outpatient rehabilitation segment increased 2.5% to $764.5 million, compared to $745.7 million for the same period, prior year. Adjusted EBITDA for the outpatient rehabilitation segment increased 3.6% to $102.6 million for the nine months ended September 30, 2017, compared to $99.0 million for the same period, prior year. The Adjusted EBITDA margin for the outpatient rehabilitation segment was 13.4% for the nine months ended September 30, 2017, compared to 13.3% for the same period, prior year. The results for the nine months ended September 30, 2016 include the contract therapy businesses through March 31, 2016 and Physiotherapy Associates Holdings, Inc. (“Physiotherapy”) beginning March 4, 2016. Certain outpatient rehabilitation key statistics for both the nine months ended September 30, 2017 and 2016 are presented in table VII of this release.

Concentra Segment

For the third quarter ended September 30, 2017, net operating revenues for the Concentra segment increased 1.1% to $261.3 million, compared to $258.5 million for the same quarter, prior year. For the third quarter ended September 30, 2017, the Concentra segment experienced a decline in visits within areas affected by Hurricanes Harvey and Irma, which caused an estimated $1.2 million decrease in net operating revenues. Adjusted EBITDA for the Concentra segment was $40.0 million for the third quarter ended September 30, 2017, compared to $40.9 million for the same quarter, prior year.  The Adjusted EBITDA margin for the Concentra segment was 15.3% for the third quarter ended September 30, 2017, compared to 15.8% for the same quarter, prior year. Certain Concentra key statistics for both the third quarters ended September 30, 2017 and 2016 are presented in table VI of this release.

For the nine months ended September 30, 2017, net operating revenues for the Concentra segment increased 1.9% to $779.0 million, compared to $764.3 million for the same period, prior year. Adjusted EBITDA for the Concentra segment increased 6.4% to $125.7 million for the nine months ended September 30, 2017, compared to $118.1 million for the same period, prior year.  The Adjusted EBITDA margin for the Concentra segment was 16.1% for the nine months ended September 30, 2017, compared to 15.5% for the same period, prior year. Certain Concentra key statistics for both the nine months ended September 30, 2017 and 2016 are presented in table VII of this release.

Stock Repurchase Program

Select Medical did not repurchase shares during the nine months ended September 30, 2017 under its authorized $500.0 million stock repurchase program. The program has been extended until December 31, 2018, and will remain in effect until then, unless further extended or earlier terminated by the board of directors. Since the inception of the program through September 30, 2017, Select Medical has repurchased 35,924,128 shares at a cost of approximately $314.7 million, or $8.76 per share, which includes transaction costs.

Pending U.S. HealthWorks Acquisition

On October 23, 2017, Select Medical announced that Concentra Group Holdings, LLC (“Group Holdings”) entered into an Equity Purchase and Contribution Agreement (the “Purchase Agreement”) dated October 22, 2017 with Concentra Inc., Concentra Group Holdings Parent, LLC (“Group Holdings Parent”), U.S. HealthWorks, Inc. (“U.S. HealthWorks”), and Dignity Health Holdings Company (“DHHC”).  Pursuant to the terms of the Purchase Agreement, Concentra Inc. will acquire the issued and outstanding shares of stock of U.S. HealthWorks, an occupational medicine and urgent care service provider.

In connection with the closing of the transaction, it is expected that Group Holdings will redeem certain of its outstanding equity interests from existing minority equity holders and subsequently, Group Holdings and a wholly owned subsidiary of Group Holdings Parent will merge, with Group Holdings surviving the merger and becoming a wholly owned subsidiary of Group Holdings Parent. As a result of the merger, the equity interests of Group Holdings outstanding after the redemption described above will be exchanged for membership interests in Group Holdings Parent.

The transaction values U.S. HealthWorks at $753.0 million, subject to certain customary adjustments for working capital, cash, debt, transaction expenses and other items in accordance with the terms of the Purchase Agreement. DHHC, a subsidiary of Dignity Health, will be issued a 20% equity interest in Group Holdings Parent, which is valued at $238.0 million. The remainder of the purchase price will be paid in cash.  Select Medical will retain a majority voting interest in Group Holdings Parent following the closing of the transaction.

Concentra Inc. expects to finance the transaction and related expenses using a proposed $555.0 million senior secured incremental term facility under its existing credit facility and a proposed $240.0 million second lien term facility, for which JP Morgan Chase, N.A. has provided Concentra Inc. with a debt commitment letter.

The transaction, which is expected to close in the first quarter of 2018, is subject to a number of closing conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Business Outlook

Select Medical is updating its business outlook following the reporting of its third quarter results. Select Medical now expects for the full year of 2017 consolidated net operating revenues to be in the range of $4.4 billion to $4.5 billion and Adjusted EBITDA for the full year of 2017 to be in the range of $530.0 million to $550.0 million. Select Medical now expects fully diluted income per common share for the full year 2017 to be in the range of $0.72 to $0.82 and fully diluted adjusted income per common share for the full year 2017 to be in the range of $0.81 to $0.91. Fully diluted adjusted income per common share excludes the non-operating loss and loss on early retirement of debt and their related tax effects.

Conference Call

Select Medical will host a conference call regarding its third quarter results, as well as its business outlook, on Friday, November 3, 2017, at 9:00am EDT. The domestic dial in number for the call is 1-877-430-7741. The international dial in number is 1-615-247-0054. The conference ID for the call is 99499558. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EST, November 10, 2017. The replay number is 1-855-859-2056 (domestic) or 1-404-537-3406 (international). The passcode for the replay will be 99499558. The replay can also be accessed at Select Medical Holdings Corporation’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical began operations in 1997 and has grown to be one of the largest operators of specialty hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on the number of facilities. As of September 30, 2017, Select Medical operated 101 long term acute care hospitals and 22 acute medical rehabilitation hospitals in 28 states and 1,604 outpatient rehabilitation clinics in 37 states and the District of Columbia. Select Medical’s joint venture subsidiary Concentra operated 312 centers in 38 states. Concentra also provides contract services at employer worksites and Department of Veterans Affairs community-based outpatient clinics. At September 30, 2017, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                       changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium limiting the full application of the 25 Percent Rule that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of an applicable percentage admissions threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                       the impact of the Bipartisan Budget Act of 2013, which established payment limits for Medicare patients who do not meet specified criteria, may result in a reduction in net operating revenues and profitability of our long term acute care hospitals;

•                    the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                    the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                    a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                    acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                    our plans and expectations related to the pending acquisition of U.S. HealthWorks and our ability to realize anticipated synergies;

•                    private third-party payors for our services may adopt payment policies that could limit our future net operating revenues and profitability;

•                    the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                    shortages in qualified nurses, therapists, physicians, or other licensed providers could increase our operating costs significantly or limit our ability to staff our facilities;

•                    competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                    the loss of key members of our management team could significantly disrupt our operations;

•                    the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                    other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” of our quarterly reports on Form 10-Q and of the annual report on Form 10-K for the year ended December 31, 2016.

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements, whether as a result of any new information, future events or otherwise. You should not place undue reliance on our forward-looking statements. Although we believe that the expectations reflected in forward-looking statements are reasonable, we cannot guarantee future results or performance.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.  Condensed Consolidated Statements of Operations

For the Three Months Ended September 30, 2016 and 2017

(In thousands, except per share amounts, unaudited)

	2016	2017	% Change

Net operating revenues	$1,053,795	$1,097,166	4.1%

Costs and expenses:
Cost of services	915,703	938,910	2.5
General and administrative	27,088	27,065	(0.1)
Bad debt expense	17,677	20,321	15.0
Depreciation and amortization	37,165	38,772	4.3

Income from operations	56,162	72,098	28.4

Loss on early retirement of debt	(10,853)	—	N/M
Equity in earnings of unconsolidated subsidiaries	5,268	4,431	(15.9)
Non-operating loss	(1,028)	—	N/M
Interest expense	(44,482)	(37,688)	(15.3)

Income before income taxes	5,067	38,841	666.5

Income tax expense	1,075	14,017	1,203.9

Net income	3,992	24,824	521.8

Less: Net income (loss) attributable to non-controlling interests	(2,479)	6,362	(356.6)

Net income attributable to Select Medical Holdings Corporation	$6,471	$18,462	185.3%

Weighted average shares outstanding(1):
Basic	127,848	129,142
Diluted	127,989	129,322

Income per common share(1):
Basic	$0.05	$0.14
Diluted	$0.05	$0.14

(1)              Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $0.6 million and $0.2 million for the three months ended September 30, 2017 and 2016, respectively.  Unvested restricted weighted average shares were 4,395 thousand and 4,270 thousand for the three months ended September 30, 2017 and 2016, respectively.

N/M = Not Meaningful

II.  Condensed Consolidated Statements of Operations

For the Nine Months Ended September 30, 2016 and 2017

(In thousands, except per share amounts, unaudited)

	2016	2017	% Change

Net operating revenues	$3,239,756	$3,329,202	2.8%

Costs and expenses:
Cost of services	2,754,950	2,787,497	1.2
General and administrative	81,226	83,415	2.7
Bad debt expense	51,591	59,120	14.6
Depreciation and amortization	107,887	119,644	10.9

Income from operations	244,102	279,526	14.5

Loss on early retirement of debt	(11,626)	(19,719)	N/M
Equity in earnings of unconsolidated subsidiaries	14,466	15,618	8.0
Non-operating gain (loss)	37,094	(49)	N/M
Interest expense	(127,662)	(116,196)	(9.0)

Income before income taxes	156,374	159,180	1.8

Income tax expense	51,585	59,593	15.5

Net income	104,789	99,587	(5.0)

Less: Net income attributable to non-controlling interests	9,550	23,200	142.9

Net income attributable to Select Medical Holdings Corporation	$95,239	$76,387	(19.8)%

Weighted average shares outstanding(1):
Basic	127,659	128,745
Diluted	127,804	128,916

Income per common share(1):
Basic	$0.72	$0.57
Diluted	$0.72	$0.57

(1)              Under the two-class method for calculating income per common share, unvested restricted stock is a separate, participating class. Income per common share and weighted average common shares outstanding exclude amounts attributed to the unvested restricted class of stockholders. Net income allocated to the unvested restricted stockholders was $2.5 million and $2.9 million for the nine months ended September 30, 2017 and 2016, respectively.  Unvested restricted weighted average shares were 4,291 thousand and 3,941 thousand for the nine months ended September 30, 2017 and 2016, respectively.

N/M = Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2016	September 30, 2017
Assets

Cash	$99,029	$107,300

Accounts receivable, net	573,752	716,426

Other current assets	90,122	80,324

Total Current Assets	762,903	904,050

Property and equipment, net	892,217	946,063

Goodwill	2,751,000	2,767,896

Identifiable intangible assets, net	340,562	331,036

Other assets	173,944	174,762

Total Assets	$4,920,626	$5,123,807

Liabilities and Equity

Payables and accruals	$557,979	$561,976

Current portion of long-term debt and notes payable	13,656	37,560

Total Current Liabilities	571,635	599,536

Long-term debt, net of current portion	2,685,333	2,752,742

Non-current deferred tax liability	199,078	191,441

Other non-current liabilities	136,520	138,118

Total Liabilities	3,592,566	3,681,837

Redeemable non-controlling interests	422,159	621,515

Total equity	905,901	820,455

Total Liabilities and Equity	$4,920,626	$5,123,807

IV.  Condensed Consolidated Statements of Cash Flows

For the Three Months Ended September 30, 2016 and 2017

(In thousands, unaudited)

	2016	2017
Operating activities
Net income	$3,992	$24,824
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	4,106	3,609
Depreciation and amortization	37,165	38,772
Provision for bad debts	17,677	20,321
Equity in earnings of unconsolidated subsidiaries	(5,268)	(4,431)
Loss on extinguishment of debt	10,853	—
Loss on sale or disposal of assets and businesses	1,496	24
Gain on sale of equity investment	(241)	—
Stock compensation expense	4,750	4,957
Amortization of debt discount, premium and issuance costs	4,768	2,572
Deferred income taxes	198	(4,652)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	3,320	(22,511)
Other current assets	1,083	2,880
Other assets	638	(3,214)
Accounts payable and accrued expenses	30,464	26,739
Due to third party payors	11,065	—
Income taxes	(23,543)	(258)
Net cash provided by operating activities	102,523	89,632

Investing activities
Purchases of property and equipment	(38,002)	(68,498)
Investment in businesses	(1,550)	(1,500)
Business combinations, net of cash acquired	7,288	(863)
Proceeds from sale of assets, businesses, and equity investment	1,263	3
Net cash used in investing activities	(31,001)	(70,858)

Financing activities
Borrowings on revolving facilities	100,000	175,000
Payments on revolving facilities	(165,000)	(155,000)
Proceeds from term loans	195,217	—
Payments on term loans	(205,193)	(2,875)
Borrowings of other debt	1,719	18,127
Principal payments on other debt	(5,551)	(4,675)
Repurchase of common stock	(1,433)	(3,003)
Proceeds from exercise of stock options	831	671
Repayments of overdrafts	(6,326)	(15,211)
Proceeds from issuance of non-controlling interests	8,743	5,433
Purchase of non-controlling interests	(236)	—
Distributions to non-controlling interests	(4,490)	(3,740)
Net cash provided by (used in) financing activities	(81,719)	14,727

Net increase (decrease) in cash and cash equivalents	(10,197)	33,501

Cash and cash equivalents at beginning of period	78,420	73,799
Cash and cash equivalents at end of period	$68,223	$107,300

Supplemental Information
Cash paid for interest	$23,613	$24,691
Cash paid for taxes	$24,419	$18,927

V.  Condensed Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2016 and 2017

(In thousands, unaudited)

	2016	2017
Operating activities
Net income	$104,789	$99,587
Adjustments to reconcile net income to net cash provided by operating activities:
Distributions from unconsolidated subsidiaries	16,145	14,542
Depreciation and amortization	107,887	119,644
Provision for bad debts	51,591	59,120
Equity in earnings of unconsolidated subsidiaries	(14,466)	(15,618)
Loss on extinguishment of debt	11,626	6,527
Gain on sale or disposal of assets and businesses	(41,910)	(9,499)
Gain on sale of equity investment	(241)	—
Impairment of equity investment	5,339	—
Stock compensation expense	12,924	14,227
Amortization of debt discount, premium and issuance costs	11,845	8,546
Deferred income taxes	(13,088)	(6,126)
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(40,776)	(201,514)
Other current assets	12,094	(2,677)
Other assets	5,146	1,407
Accounts payable and accrued expenses	35,244	22,665
Due to third party payors	11,065	—
Income taxes	5,547	19,141
Net cash provided by operating activities	280,761	129,972

Investing activities
Purchases of property and equipment	(118,260)	(173,800)
Investment in businesses	(3,140)	(11,374)
Business combinations, net of cash acquired	(414,231)	(19,371)
Proceeds from sale of assets, businesses, and equity investment	72,629	34,555
Net cash used in investing activities	(463,002)	(169,990)

Financing activities
Borrowings on revolving facilities	420,000	805,000
Payments on revolving facilities	(545,000)	(705,000)
Proceeds from term loans	795,344	1,139,487
Payments on term loans	(434,842)	(1,176,567)
Debt issuance costs	—	(4,392)
Borrowings of other debt	23,801	27,571
Principal payments on other debt	(15,477)	(15,112)
Repurchase of common stock	(1,939)	(3,603)
Proceeds from exercise of stock options	1,488	1,634
Repayments of overdrafts	(8,464)	(20,439)
Proceeds from issuance of non-controlling interests	11,846	8,986
Purchase of non-controlling interests	(1,530)	(120)
Distributions to non-controlling interests	(9,198)	(9,156)
Net cash provided by financing activities	236,029	48,289

Net increase in cash and cash equivalents	53,788	8,271

Cash and cash equivalents at beginning of period	14,435	99,029
Cash and cash equivalents at end of period	$68,223	$107,300

Supplemental Information
Cash paid for interest	$92,928	$101,341
Cash paid for taxes	$59,937	$46,553

VI.  Key Statistics

For the Three Months Ended September 30, 2016 and 2017

(unaudited)

	2016	2017	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	104	101
Rehabilitation hospitals (a)	19	22
Total specialty hospitals	123	123

Net operating revenues (,000)	$544,491	$585,288	7.5%

Number of patient days (b)	296,202	316,170	6.7%

Number of admissions (b)	12,586	13,728	9.1%

Net revenue per patient day (b)(c)	$1,642	$1,676	2.1%

Adjusted EBITDA (,000)	$48,264	$69,454	43.9%

Adjusted EBITDA margin	8.9%	11.9%

Outpatient Rehabilitation
Number of clinics — end of period (d)	1,603	1,604

Net operating revenues (,000)	$250,710	$250,527	(0.1)%

Number of visits (e)	2,052,678	1,986,213	(3.2)%

Revenue per visit (e)(f)	$102	$104	2.0%

Adjusted EBITDA (,000)	$31,995	$29,298	(8.4)%

Adjusted EBITDA margin	12.8%	11.7%

Concentra
Number of centers — end of period (g)	301	312

Net operating revenues (,000)	$258,507	$261,295	1.1%

Number of visits (g)	1,906,242	1,979,481	3.8%

Revenue per visit (g)(h)	$119	$116	(2.5)%

Adjusted EBITDA (,000)	$40,888	$40,003	(2.2)%

Adjusted EBITDA margin	15.8%	15.3%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospitals direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

VII.  Key Statistics

For the Nine Months Ended September 30, 2016 and 2017

(unaudited)

	2016	2017	% Change
Specialty Hospitals
Number of hospitals — end of period:
Long term acute care hospitals (a)	104	101
Rehabilitation hospitals (a)	19	22
Total specialty hospitals	123	123

Net operating revenues (,000)	$1,729,261	$1,785,035	3.2%

Number of patient days (b)	951,292	950,419	(0.1)%

Number of admissions (b)	39,541	41,314	4.5%

Net revenue per patient day (b)(c)	$1,651	$1,707	3.4%

Adjusted EBITDA (,000)	$217,759	$256,291	17.7%

Adjusted EBITDA margin	12.6%	14.4%

Outpatient Rehabilitation
Number of clinics — end of period (d)	1,603	1,604

Net operating revenues (,000)	$745,720	$764,450	2.5%

Number of visits (e)	5,751,562	6,168,763	7.3%

Revenue per visit (e)(f)	$102	$103	1.0%

Adjusted EBITDA (,000)	$99,006	$102,575	3.6%

Adjusted EBITDA margin	13.3%	13.4%

Concentra
Number of centers — end of period (g)	301	312

Net operating revenues (,000)	$764,252	$779,030	1.9%

Number of visits (g)	5,642,305	5,848,551	3.7%

Revenue per visit (g)(h)	$118	$117	(0.8)%

Adjusted EBITDA (,000)	$118,080	$125,656	6.4%

Adjusted EBITDA margin	15.5%	16.1%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospitals direct patient service revenue by the total number of patient days.

(d)         Includes managed clinics.

(e)          Excludes managed clinics.

(f)           Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract therapy revenue.

(g)          Excludes onsite clinics and community-based outpatient clinics.

(h)         Net revenue per visit is calculated by dividing center direct patient service revenue by the total number of center visits.

VIII. Net Income to Adjusted EBITDA Reconciliation

For the Three and Nine Months Ended September 30, 2016 and 2017

(In thousands, unaudited)

The presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry. Adjusted EBITDA is used to evaluate financial performance and determine resource allocation for each of Select Medical’s operating segments. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, income from operations, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as earnings excluding interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, Physiotherapy acquisition costs, non-operating gain (loss), and equity in earnings (losses) of unconsolidated subsidiaries.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2017	2016	2017
Net income	$3,992	$24,824	$104,789	$99,587
Income tax expense	1,075	14,017	51,585	59,593
Interest expense	44,482	37,688	127,662	116,196
Non-operating loss (gain)	1,028	—	(37,094)	49
Equity in earnings of unconsolidated subsidiaries	(5,268)	(4,431)	(14,466)	(15,618)
Loss on early retirement of debt	10,853	—	11,626	19,719
Income from operations	56,162	72,098	244,102	279,526
Stock compensation expense:
Included in general and administrative	3,932	4,079	10,771	11,603
Included in cost of services	818	878	2,153	2,624
Depreciation and amortization	37,165	38,772	107,887	119,644
Physiotherapy acquisition costs	—	—	3,236	—
Adjusted EBITDA	$98,077	$115,827	$368,149	$413,397

Specialty hospitals	$48,264	$69,454	$217,759	$256,291
Outpatient rehabilitation	31,995	29,298	99,006	102,575
Concentra	40,888	40,003	118,080	125,656
Other (a)	(23,070)	(22,928)	(66,696)	(71,125)
Adjusted EBITDA	$98,077	$115,827	$368,149	$413,397

(a)     Other primarily includes general and administrative costs.

IX. Reconciliation of Income per Common Share to Adjusted Income per Common Share

For the Three and Nine Months Ended September 30, 2016 and 2017

(In thousands, except per share amounts, unaudited)

Adjusted net income available to common stockholders and adjusted income per common share — diluted shares are not measures of financial performance under GAAP.  Items excluded from adjusted net income available to common stockholders and adjusted income per common share — diluted shares are significant components in understanding and assessing financial performance. Select Medical believes that the presentation of adjusted net income available to common stockholders and adjusted income per common share — diluted shares are important to investors because they are reflective of the financial performance of our ongoing operations and provide better comparability of our results of operations between periods. Adjusted net income available to common stockholders and adjusted income per common share — diluted shares should not be considered in isolation or as alternatives to, or substitutes for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because adjusted net income available to common stockholders and adjusted income per common share — diluted shares are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations, adjusted net income available to common stockholders and adjusted income per common share — diluted shares as presented may not be comparable to other similarly titled measures of other companies.

The following tables reconcile net income available to common stockholders and income per common share to adjusted net income available to common stockholders and adjusted income per common share — diluted shares for Select Medical.  Adjusted net income available to common stockholders is defined as net income available to common shareholders before non-operating gain (loss) and gain (loss) on early retirement of debt.

	Three Months Ended September 30,
	2016	Per share (a)	2017	Per share (a)
Net income attributable to Select Medical Holdings Corporation	$6,471		$18,462
Earnings allocated to unvested restricted stockholders	(209)		(608)
Net income available to common stockholders	6,262	$0.05	17,854	$0.14

Adjustments:
Non-operating losses:
Other non-operating losses	1,049		—
Loss on early retirement of debt (b)	5,437		—
Estimated income tax benefit (c)	(5,405)		—
Earnings allocated to unvested restricted stockholders	(35)		—
Adjusted net income available to common stockholders	$7,308	$0.06	$17,854	$0.14
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share — diluted shares		$0.06		$0.14

Weighted average common shares outstanding:
Basic		127,848		129,142
Diluted		127,989		129,322

(a)              Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)              For the three months ended September 30, 2016, the loss on early retirement of Concentra’s debt is net of non-controlling interest.

(c)               Represents the estimated tax benefit on the adjustments to net income.

	Nine Months Ended September 30,
	2016	Per share (a)	2017	Per share (a)
Net income attributable to Select Medical Holdings Corporation	$95,239		$76,387
Earnings allocated to unvested restricted stockholders	(2,852)		(2,464)
Net income available to common stockholders	92,387	$0.72	73,923	$0.57

Adjustments:
Non-operating losses (gains):
Gain on sale of contract therapy	(33,933)		—
Other non-operating losses (gains)	(3,148)		49
Loss on early retirement of debt (b)	6,211		19,719
Estimated income tax expense (benefit) (c)	330		(7,796)
Earnings allocated to unvested restricted stockholders	915		(385)
Adjusted net income available to common stockholders	$62,762	$0.49	$85,510	$0.66
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share — diluted shares		$0.49		$0.66

Weighted average common shares outstanding:
Basic		127,659		128,745
Diluted		127,804		128,916

(a)              Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except   adjusted income per common share - diluted shares, which is based on diluted shares outstanding.

(b)              For the nine months ended September 30, 2016, the loss on early retirement of Concentra’s debt is net of non-controlling interest.

(c)               Represents the estimated tax expense (benefit) on the adjustments to net income.

X. Net Income to Adjusted EBITDA Reconciliation

Business Outlook for the Year Ending December 31, 2017

(In millions, unaudited)

The following is a reconciliation of full year 2017 Adjusted EBITDA expectations as computed at the low and high points of the range to the closest comparable GAAP financial measure.  Refer to table VIII for the definition of Adjusted EBITDA and a discussion of Select Medical’s use of Adjusted EBITDA in evaluating financial performance and determining resource allocation. Each item of expense presented in the table is an estimation of full year 2017 expectations.

	Range
Non-GAAP Measure Reconciliation	Low	High
Net income	$124	$136
Income tax expense	76	84
Interest expense	155	155
Equity in earnings of unconsolidated subsidiaries	(22)	(22)
Loss on early retirement of debt	20	20
Income from operations	353	373
Stock compensation expense	19	19
Depreciation and amortization	158	158
Adjusted EBITDA	$530	$550